Exhibit 99.1

NEWS RELEASE

Investor Relations Contact:	Media Relations Contact:
Sujal Shah	Mitch Seigle
610-712-5471	408-954-3225
sujal.shah@lsi.com	mitch.seigle@lsi.com

cc08-82

LSI REVISES FOURTH QUARTER 2008 OUTLOOK

MILPITAS, Calif., December 18, 2008 – LSI Corporation (NYSE: LSI) today announced that it has revised its business outlook for the fourth quarter ending December 31, 2008. LSI now projects revenues of $570 to $610 million. The previous business outlook, which was announced on October 22, 2008, projected revenues in the range of $670 million to $710 million.

The revised outlook reflects anticipated sales levels that are lower than previously expected due to the weakening global macroeconomic environment. LSI has already begun taking steps to reduce operating expenses as a result of continuing demand uncertainty and expects to maintain tight expense controls for the foreseeable future.

“While our balance sheet remains strong, we are taking appropriate measures to adjust to current business conditions as well as an anticipated revenue decline in the first quarter of 2009 that we expect to be greater than typical seasonal patterns,” said Abhi Talwalkar, LSI president and chief executive officer. “Our goal is to continue to drive positive operating cash flows going forward.”

LSI expects to release its fourth quarter and full-year 2008 results on January 28, 2009.

Forward Looking Statements: This news release contains forward-looking statements that are based on the current opinions and estimates of management. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could cause LSI’s actual results to differ materially from those set forth in the forward-looking statements include, but are not limited to: our reliance on major customers and suppliers; our ability to keep up with rapid technological change; our ability to compete successfully in competitive markets; our ability to achieve anticipated synergies following our acquisition of Agere Systems; fluctuations in the timing and volumes of customer demand; the unavailability of appropriate levels of manufacturing capacity; our ability to successfully and timely transition our assembly and test operations to third parties; and general industry and market conditions. For additional information, see the documents filed by LSI with the Securities and Exchange Commission, and specifically the risk factors set forth in the company’s most recent reports on Form 10-K and 10-Q. LSI disclaims any intention or obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

About LSI
LSI Corporation (NYSE: LSI) is a leading provider of innovative silicon, systems and software technologies that enable products which seamlessly bring people, information and digital content together. The company offers a broad portfolio of capabilities and services including custom and standard product ICs, adapters, systems and software that are trusted by the world’s best known brands to power leading solutions in the Storage and Networking markets. More information is available at www.lsi.com.

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Editor's Notes:
1.
All LSI news releases (financial, acquisitions, manufacturing, products, technology etc.) are issued exclusively by PR Newswire and are immediately thereafter posted on the company’s external website, http://www.lsi.com.

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